Exhibit 3.1

SECOND

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FREECAST, INC.

(Pursuant to Sections 607.1003, 607.1006 and 607.1007

of the Florida Business Corporation Act)

FreeCast, Inc., a corporation organized and existing under and by virtue of the provisions of the Florida Business Corporation Act (the “FBCA”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is FreeCast, Inc. (the “Corporation”), and it was originally incorporated in the State of Florida on June 21, 2011.

2. That these Second Amended and Restated Articles of Incorporation amend, restate and supersede in their entirety any and all prior Articles of Incorporation, as amended, and any other Articles of Amendment filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof, including the current Amended and Restated Article of Incorporation of the Corporation filed with the State of Florida on December 26, 2013 (the “Current Articles”).

3. That these Second Amended and Restated Articles of Incorporation: (i) were unanimously adopted and approved by the Board of Directors of the Corporation pursuant to a written consent without a meeting dated May 9, 2024; (ii) contain amendments that required approval by the shareholders; and (iii) were approved by the shareholders pursuant to a written consent without a meeting dated May 9, 2024, and the number of votes cast for the amendments by the shareholders in a manner required by the FBCA and the Current Articles was sufficient for approval.

4. That the Current Articles are hereby amended and restated in their entirety to read as follows:

ARTICLE I

Corporate Name

The name of the corporation is FreeCast, Inc. (hereinafter, the “Corporation”).

ARTICLE II

Capital Stock

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 355,000,000 shares, consisting of: (a) 320,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”); (b) 30,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with Class A Common Stock, “Common Stock”); and (c) 5,000,000 shares of Preferred Stock,” par value $0.0001 per share (“Preferred Stock”).

Upon the filing of these Second Amended and Restated Articles of Incorporation (these “Articles”) with the Florida Department of State, Division of Corporations (the “Effective Time”), each two (2) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action by any shareholder or the Corporation, be combined into and reclassified as, and shall become, one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (the “Reverse Stock Split”). No fractional shares of Class A Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive a fractional share of Class A Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive one (1) share of Class A Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter be deemed to represent that number of shares of Class A Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified, subject to the treatment of fractional shares as described above, without the need for surrender or exchange thereof.

Furthermore, at the Effective Time, any granted, issued or otherwise outstanding option or warrant (whether vested or unvested), convertible indebtedness or other securities of the Corporation convertible into or exchangeable or exercisable for the Corporation’s Common Stock immediately prior to the Effective Time (collectively, “Convertible Securities”) shall, automatically and without any further action by any holder thereof or the Corporation, be convertible into or exchangeable or exercisable for, as the case may be, Class A Common Stock.

Upon the effectiveness of any “combination,” as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

Section 2. Common Stock. The designations of each class of Common Stock and the powers, preferences, rights, privileges, restrictions, and other matters relating thereto is as follows:

2.1. Voting Rights.

(a) Except as otherwise provided in these Articles or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the Corporation.

(b) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

(c) Each holder of shares of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

2.2. Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

2.3. Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

2.4. Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or shares of Class B Common Stock, the outstanding shares of the other such class shall be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and shares of Class B Common Stock, each voting separately as a class.

2.5. Equal Status. Except as expressly provided in this Article II, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing: (a) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class B Common Stock and the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class B Common Stock; and (b) in the event of (i) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (ii) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Common Stock and the holders of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Stock.

2.6. Conversion.

(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b) Automatic Conversion. Each share of Class B Common Stock shall be automatically, without any further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of: (i) a Transfer (as defined in Section 2.7 of this ARTICLE II) of such share of Class B Common Stock, other than a Permitted Transfer (as defined in Section 2.7 of this ARTICLE II) of such share of Class B Common Stock; and (ii) the death of Founder.

2.7. Definitions. As used in this Section 2, the following terms shall have the following meanings:

(a) “Founder” means William A. Mobley, Jr.

(b) “Permitted Entity” means any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Section 2.7(c) with respect to Founder, so long as such Permitted Entity meets the requirements of the exception set forth in Section 2.7(c) applicable to such Permitted Entity.

(c) “Permitted Transfer” means any Transfer of a share of Class B Common Stock by Founder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to Founder or to Founder’s other Permitted Entities:

(i) ) a trust for the benefit of Founder or persons other than Founder so long as Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii) a trust under the terms of which Founder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) a corporation in which Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event Founder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v) a partnership in which Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event Founder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi) a limited liability company in which Founder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event Founder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vii) any charitable organization, foundation or similar entity established by Founder directly, or indirectly through one or more Permitted Entities, so long as Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Founder; provided, further, that in the event Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares of Class B Common Stock are deemed to be held by a trustee of a trust described in (i) or (ii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i) or (ii) above, as the case may be, are otherwise satisfied.

(d) “Transfer” means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of one or more shares of Class B Common Stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary, except as otherwise required by law. A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 2.7(d):

(i) the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of shareholders;

(ii) the pledge of shares of Class B Common Stock by Founder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as Founder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer;”

(iii) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; and

(iii) the transfer of shares of Class B Common Stock into the name of “William A. Mobley, Jr. and Michele M. Mobley, husband and wife, as tenants by the entirety” or other similar name conferring joint ownership by Founder and his spouse with rights of survivorship (“Joint Ownership”); provided Founder retains sole dispositive power and exclusive Voting Control with respect to such shares of Class B Common Stock, and the Corporation is furnished with a copy of the instrument creating Founder’s sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such name, in accordance with Section 607.0721(8) of the Florida Business Corporation Act.

(e) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2.8. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

2.9. Immediate Effect. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 2, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

2.10. Reissuance of Class B Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2 shall not be retired, but shall be authorized and unissued shares of Class B Common Stock and may be reissued in accordance with this Section 2.

2.11. Class B Protective Provisions. After the Effective Time, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written consent) of Founder, voting Class B Common Stock as a separate class, in addition to any other vote required by applicable law or these Articles:

(a) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles inconsistent with, or otherwise alter, any provision of these Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of Class B Common Stock;

(b) reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to Class B Common Stock or the right to have more than one (1) vote for each share thereof;

(c) issue any shares of Class B Common Stock other than to Founder Group (as defined below), including, for the avoidance of doubt, by dividend, distribution or otherwise; or

(d) authorize, or issue any shares of, any class or series of capital stock of the Corporation, including any Preferred Stock, having the right to more than one (1) vote for each share thereof.

2.12. Issuance of Class B Common Stock.

(a) Notwithstanding anything to the contrary set forth in Section 1 above, at the Effective Time, each two (2) shares of the Corporation’s Common Stock issued and outstanding in the name of Founder, Joint Ownership or a Permitted Entity (collectively, the “Founder Group”) immediately prior to the Effective Time shall, automatically and without any further action by the Founder Group or the Corporation, be combined into and reclassified as, and shall become, one (1) validly issued, fully paid and non-assessable share of Class B Common Stock. Each certificate in the name of the Founder Group that immediately prior to the Effective Time represented shares of Common Stock (a “Founder’s Old Certificate”) shall thereafter be deemed to represent that number of shares of Class B Common Stock into which the shares of Common Stock represented by a Founder’s Old Certificate shall have been combined and reclassified, subject to the treatment of fractional shares as described in Section 1 above, without the need for surrender or exchange thereof.

(b) At the Effective Time, the Founder Group’s Convertible Securities shall, automatically and without any further action by the Founder Group or the Corporation, be convertible into or exchangeable or exercisable for, as the case may be, Class B Common Stock.

(c) After the Effective Time: (i) if the Corporation issues shares of Common Stock to the Founder Group, it will issue only shares of Class B Common Stock to the Founder Group and not shares of Class A Common Stock, unless the Founder Group requests it be issued shares of Class A Common Stock or the Corporation is required to issues shares of Class A Common Stock in accordance with Section 1 above or this Section 2; and (ii) if the Founder Group purchases or otherwise acquires or receives any shares of Class A Common Stock from a person or entity other than the Corporation, upon receipt thereof such shares of Class A Common Stock shall, automatically and without any further action by the Founder Group or the Corporation other than the Founder Group providing written notice of such transaction to the Corporation’s transfer agent, be reclassified as and become an equal number of shares of Class B Common Stock.

(d) After the Effective Time, the Board of Directors of the Corporation may only issue shares of Class B Common Stock, or grant or issue any security, or enter into any instrument, agreement or document that is convertible into or exchangeable or exercisable for Class B Common Stock (collectively, “Class B Convertible Securities”), to, and in the name of, the Founder Group. Any issuance or grant of Class B Common Stock or Class B Convertible Securities to any person, trust, account, plan, corporation, partnership, limited liability company, charitable organization or foundation other than the Founder Group shall be immediately null and void, and of no legal validity, force, or effect, and neither the Corporation’s transfer agent or the Corporation shall recognize such issuance or grant on their respective books and records.

Section 3. Preferred Stock. Preferred Stock shall be divided into series. The first series shall be designated “Series A Preferred Stock” and consist of 4,000,000 shares (the “Series A Shares”).

The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, without the approval of the shareholders of the Corporation, but subject to the limitations prescribed by law, to provide for the issuance of shares of all or any of the remaining shares of Preferred Stock in one or more series, and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences, and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

The powers, preferences, rights, privileges, restrictions, and other matters relating to the Series A Shares are as follows:

3.1. Dividends.

(a) In any fiscal year Series A Shares are outstanding where the Corporation has revenue of more than $50,000,000, the holder of the Series A Shares (the “Series A Shareholder”) shall be entitled to receive an annual cash dividend equal to ten percent of any revenue above $50,000,000 (the “Annual Dividend Payment”). Subject to meeting the above criteria for such fiscal year, Annual Dividend Payments shall continue until such time as the aggregate amount of all Annual Dividend Payments is equal to the lesser of: (i) $160,000,000; or (ii) the product of the then number of outstanding shares of Series A Preferred Stock and $40 (as may be adjusted for any subdivisions or combinations) (the “Maximum Dividend Payment”). Notwithstanding the above, such dividends shall be payable only to the extent permitted by law out of assets legally available therefor.

(b) No dividends shall be paid on any Common Stock during any fiscal year of the Corporation until the Annual Dividend Payment on the Series A Shares shall have been paid or declared and set apart during that fiscal year.

3.2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Series A Shareholder shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, or other junior equity security by reason of their ownership thereof, an amount per Series A Share equal to $30 (as may be adjusted for any subdivisions or combinations) (the “Liquidation Amount”). If upon the occurrence of such event, the assets and funds to be distributed to the Series A Shareholder are insufficient to permit the payment to the Series A Holder of the full preferential Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the Series A Shareholder.

(b) After the distribution described in Section 3.2(a) above has been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by them.

(c) For purposes of this Section 3.2, any Change in Ownership or Fundamental Change shall be treated as a liquidation, dissolution or winding up of the Corporation, and shall entitle the Series A Shareholder and the holders of Common Stock to receive at the closing cash, securities or other property as specified in Sections 3.2(a) and 3.2(b) above.

(e) Whenever the distribution provided for in this Section 3.2 shall be payable in securities or other property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors of the Corporation.

(f) Definitions.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof, via a merger, consolidation, reorganization or otherwise, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of the Corporation’s capital stock as of the Effective Time, owning capital stock of the Corporation possessing more than 50% of the voting power for the election of the Corporation’s Board of Directors.

“Fundamental Change” means: (i) any sale or transfer of all or substantially all of the assets of the Corporation (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business); and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing more than 50% of the voting power for the election of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing more than 50% of the voting power for the election of the Corporation’s Board of Directors.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

3.3. Redemption by the Corporation.

(a) Right to Purchase. Subject to the terms and conditions in this Section 3, at any time on or after the Effective Time, the Corporation shall have the right (the “Call Right”), but not the obligation, to cause the Series A Shareholder to sell some or all of the Series A Shares to the Corporation at the purchase price per share of $30 (as may be adjusted for any subdivisions or combinations) (the “Call Purchase Price”).

(b) Procedures.

(i) If the Corporation desires to purchase the Series A Shares pursuant to this Section 3.3, the Corporation shall deliver to the Series A Shareholder a written notice (the “Call Exercise Notice”) exercising the Call Right.

(ii) The Series A Shareholder shall at the closing of any purchase consummated pursuant to this Section 3.3, represent and warrant to the Corporation that: (A) the Series A Shareholder has full right, title, and interest in and to the Series A Shares; (B) the Series A Shareholder has all the necessary power and authority and has taken all necessary action to sell the Series A Shares as contemplated by this Section 3.3; and (C) the Series A Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of these Articles.

(iii) Subject to Section 3.3(c) below, the closing of any sale of Series A Shares pursuant to this Section 3.3 shall take place on a date (the “Call Right Closing Date”) no later than ten days following receipt by the Series A Shareholder of the Call Exercise Notice.

(c) Consummation of Sale. The Corporation shall pay the Call Purchase Price for the Series A Shares by certified or official bank check or by wire transfer of immediately available funds on the Call Right Closing Date.

(d) Cooperation. The Series A Shareholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.3, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

3.4. Voting Rights. Except as otherwise required by law or as may be provided in these Articles, the Series A Shares shall have no voting rights or powers on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of a meeting).

3.5. Conversion Rights. Except as otherwise required by law or as may be provided in these Articles, the Series A Shares shall have no conversion rights or powers to convert into any other capital stock or security of the Corporation.

3.6. Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the Series A Preferred Stock will be subdivided or combined in the same manner. In connection with any subdivision or combination of outstanding Series A Shares, the per share Maximum Dividend Payment, Liquidation Amount and Call Purchase Price shall be proportionally adjusted.

3.7. Transfers. Except as otherwise required by law or as may be provided in these Articles, the Series A Shareholder shall have no rights or powers to enter into and/or consummate any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of one or more of the Series A Shares or any legal or beneficial interest in the Series A Shares, whether or not for value and whether voluntary or involuntary, without the prior written consent of the Corporation, in its sole discretion.

3.8. Protective Provisions. After the Effective Time, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written consent) of the Series A Shareholder, voting the Series A Preferred Stock as a separate class, in addition to any other vote required by applicable law or these Articles:

(a) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles inconsistent with, or otherwise alter, any provision of these Articles that modifies the dividends, liquidation or other rights, powers, preferences, privileges or restrictions of Series A Preferred Stock;

(b) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(c) effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a division or combination of the shares of Common Stock or Series A Preferred Stock; or

(d) effect an exchange, or create a right of exchange, of all or part of the shares of another class or series of shares into shares of Series A Preferred Stock.

ARTICLE III

Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors consisting of not less than one nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time in the manner provided in the Bylaws of the Corporation. The term of the directors and the renewal, replacement or removal of the directors shall be determined in the manner provided in the Bylaws of the Corporation.

ARTICLE IV

Indemnification

The Corporation shall indemnify and hold harmless its directors, officers, employees, attorneys and agents to the fullest extent permitted by the laws of the State of Florida, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee, attorney or agent and: shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director, officer, employee, attorney or agent (or his or her heirs, executors or personal or legal representatives) in connection with any suit, action or proceeding (or part thereof) initiated by such person unless such suit, action or proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article IV shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the person receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IV.

The rights to indemnification and to the advancement of expenses conferred in this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles (as now or hereafter in effect), the Bylaws of the Corporation (as now or hereafter in effect), any statute, agreement, vote of shareholders or disinterested directors, or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee, attorney or agent against any liability which may be asserted against him or her or incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

No amendment, modification, alteration, change; supplement or repeal of all or any portion of this Article IV, nor the amendment, modification, alteration, change, supplement or repeal of all or any portion of the Bylaws of the Corporation, inconsistent with the provisions of this Article IV shall adversely affect the rights to indemnification and to the advancement of expenses of a director, officer, employee, attorney or agent existing at the time of such amendment, modification, alteration, change, supplement or repeal with respect to any act or omission occurring prior to the time of such amendment, modification, alteration, change, supplement or repeal.

ARTICLE V

Affiliated Transactions

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE VI

Control Share Acquisitions

The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

ARTICLE VII

Amendments to Bylaws

The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, or any provision thereof.

ARTICLE VIII

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders of the Corporation hereunder are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation, by and through its undersigned duly authorized officer, has executed these Second Amended and Restated Articles of Incorporation on May 9, 2024.

FREECAST, INC.

By:	/s/ William A. Mobley, Jr.
William A. Mobley, Jr.
Chief Executive Officer